Exhibit 10.3

October 14, 2015

Dear Mr. McDonnell,

Offer and Position

We are very pleased to extend an offer of employment to you for the position of Executive Vice President, Chief Financial Officer of Quintiles Transnational Corp., a North Carolina corporation (the “Company”). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties

In your capacity as Executive Vice President, Chief Financial Officer, you will report directly to the Chief Executive Officer. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests and will not engage in any other compensated business activities (including board memberships) without the Company’s prior written consent, which will not be unreasonably withheld; provided, however, this provision does not prohibit you from participation in charitable endeavors or private investments which do not affect the performance of your job.

Location

Your principal place of employment shall be at our corporate headquarters in Raleigh-Durham, North Carolina, subject to business travel as needed to properly fulfill your employment duties and responsibilities.

Start Date

Subject to satisfaction of all of the conditions described in this letter, your employment will commence on a mutually acceptable start date (“Start Date”). We understand and agree that the Start Date may be as much as 120 days from the date this letter is signed by you due to the 90 day notice of resignation requirement in the employment agreement you have with your current employer.

Base Salary

In consideration of your services, you will be paid an initial base salary of $650,000 per year, subject to annual or more frequent review. The base salary shall be payable in periodic installments in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Signing Bonus

You will be paid a one-time signing bonus in the amount of $1,000,000, payable in two equal installments: 50% within 30 days following the Start Date, and 50% on or before March 15, 2016 (assuming you are still employed at that time). You will promptly repay the signing bonus if your employment is terminated by the Company for Cause or by you without Good Reason prior to March 15, 2017.

Annual Bonus

During your employment, you will be eligible to participate in the Company’s Executive Committee Annual Incentive Plan (or such successor or additional plans, the “AIP”) on the same terms and conditions as other similarly situated executives. Your annual target bonus opportunity will be 85% of base salary. Actual payments will be determined based on the applicable performance goals, subject to the terms and conditions set forth in the AIP.

For the 2016 calendar year, you will be guaranteed an annual bonus equal to at least 85% of your base salary, subject to the terms and conditions of the AIP (including but not limited to the requirement to be employed on the date the annual bonus payments in respect of the calendar year are made). You will not be eligible for a prorated annual bonus in respect of the 2015 calendar year.

Equity Grants

Promptly following the Start Date, you will receive a one-time equity award in the form of time-based restricted stock units (“RSUs”) with an aggregate grant date dollar value equal to $2,500,000, subject to the approval of the compensation committee of the Board (the “Committee”) (such grant of RSUs, the “Sign-onRSUs”). The Sign-on RSUs will be subject to the terms and conditions of the Quintiles Transnational Corp. 2013 Stock Incentive Plan (the “Plan”) and our Equity Award Policy, and an award agreement, and will vest in equal 25% installments over four (4) years.

For the 2016 calendar year, management will recommend the aggregate value of your award(s) on the grant date will be $1,000,000, subject to the approval of the Committee. For each full calendar year of employment after 2016, you will be eligible to receive an annual equity award determined by the Committee in its discretion. The terms and conditions of the annual equity awards will be determined by the Committee, and subject to the terms and conditions of the Plan, but shall be no less favorable in amount, terms and conditions than those that apply to similarly situated executive officers of the Company.

Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s senior executives, including relocation benefits, subject to the terms and conditions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason. It is expected that you will relocate to the Raleigh, North Carolina region in the summer of 2017. Prior to that time, it is expected you will spend approximately four work days a week at the Company headquarters when not traveling for business or on holiday. Prior to relocation, the Company will reimburse the cost of traveling to and staying at the Company’s headquarters and other business travel in accordance with the Company’s standard travel policies.

Business Expenses

You will be reimbursed for reasonable and necessary expenses actually incurred by you in performing services in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures and practices as they may exist from time to time.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Stock Ownership Requirements

As a Chief Financial Officer of the Company, you will be required to comply with the Company’s Stock Ownership Requirements applicable to executive officers.

At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and for any reason or no particular reason in accordance with the terms of this letter. Notwithstanding the foregoing sentence, the Company must provide you with ninety (90) days’ advance written notice of its intention to terminate your employment for reasons other than Cause, and you must provide the Company with ninety (90) days’ advance written notice of your intention to terminate your employment for any reason. The Company may elect to waive all or any part of the 90-day notice period, in which case, in addition to any other amounts due to you pursuant to this letter or otherwise, (1) the Company will pay to you an amount equal to your base salary for the number of days waived, plus any earned but unpaid annual bonus which otherwise would have been paid during the notice period under the terms of the AIP, and (2) any unvested equity with vesting dates that occur during the notice period would vest as though the notice period had not been waived and you had remained employed during the waived notice period.

Severance

If your employment with the Company is terminated by the Company other than for Cause or by you for Good Reason (each as defined on Appendix A hereto), subject to your execution and non-revocation, of a release of claims in a form provided by the Company:

•

You will be eligible to receive severance in an aggregate amount equal to one times your base salary plus target bonus in effect for the year of termination, payable in equal installments on the Company’s regular payroll schedule, with the first installment to be paid on the first regular payroll date occurring after the 30th day following the termination date. The first installment payment will include all amounts that would otherwise have been paid to you since the period beginning on the termination date if no delay had been imposed; and

•	If such termination event prior to the first anniversary of the grant date, fifty percent (50%) of your Sign-on RSUs will become fully vested and any restrictions thereon will immediately lapse, and if such termination event occurs between the first and second anniversary of the grant date, an additional twenty-five percent (25%) of your Sign-on RSUs shall become fully vested and any restrictions thereon will immediately lapse (such that fifty percent (50%) of your Sign-on RSUs will be vested as of such termination), and if such termination occurs after the second anniversary of the grant date, an additional fifty percent (50%) of your Sign-on RSUs that are outstanding and unvested as of the date of your termination will become fully vested and any restrictions thereon will immediately lapse.

Change-in-Control Benefits

You will be eligible to participate in any Change in Control Severance Plan which is adopted by the Company in the future (such plan, a “CIC Plan”) on the same terms and conditions as will be in effect under the CIC Plan for similarly situated executive officers of the Company.

Section 409A

This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Clawback

Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted or amended during your employment that applies to senior executives of the Company generally) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole reasonable discretion and in accordance with any applicable law or regulation.

Governing Law

This offer letter shall be governed by the laws of North Carolina, without regard to conflict of law principles.

Contingent Offer

This offer is contingent upon:

(a) Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review.

(b) Satisfactory completion standard background investigation, including drug screen, and

(c) Your execution of the Company’s Non-Competition, Non-Solicitation, Confidentiality and IP Agreement, which for avoidance of doubt will include provisions regarding non-competition and non-solicitation of customers and employees for 12 months following your termination of employment for any reason.

This offer will be withdrawn if any of the above conditions are not satisfied.

Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to James Erlinger within ten (10) days.

I look forward to hearing from you.

Yours sincerely,

/s/ Lisa van Capelle

Lisa van Capelle

On behalf of Quintiles Transnational Corp.

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

MICHAEL MCDONNELL

Signed	/s/ Michael McDonnell

Date	10 – 14 – 2015

Appendix A

As used in the offer letter:

•	“Cause” means the occurrence of any of the following: (i) any willful misconduct or omission or act of dishonesty by you, which as determined by the Company in its reasonable discretion, may cause material harm to the Company or its affiliates, or any other actions that are materially detrimental to the Company or any affiliates’ interest; (ii) gross negligence or willful misconduct by you in the performance of your duties; (iii) any material act by you of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets, whether or not related to your employment with the Company; (iv) you being indicted for, convicted of, confessing to, pleading nolo contendere or becoming the subject of proceedings that provide a reasonable basis for the Company to believe that you have engaged in, a felony or in any other crime involving dishonesty or moral turpitude; (v) your material violation of a provision of the Company’s code of conduct, ethics policy or other material policy of the Company, which as determined by the Company in its reasonable discretion may be materially detrimental to the Company or any affiliates’ interest; (vi) your material breach of fiduciary duty to the Company or its affiliates which as determined by the Company in its reasonable discretion may be materially detrimental to the Company or any affiliates’ interest; or (vii) your material breach of this letter, the Non-Competition, Non-Solicitation, Confidentiality and IP Agreement or any other written agreement between you and the Company which as determined by the Company in its reasonable discretion may be materially detrimental to the Company or any affiliates’ interest; provided that, “Cause” shall not be deemed to have occurred pursuant to subsections (v) and (vii) hereof unless you have first received written notice from the Company specifying in reasonable detail the particulars of such grounds and that Company intends to terminate your employment hereunder for such reason, and if such ground is reasonably capable of being cured within fifteen (15) days, you have failed to cure such ground within a period of fifteen (15) days from the date of such notice. The Company may place you on paid leave while it is determining whether there is a basis to terminate your employment for Cause or during the above-referenced cure period, which in no circumstances will constitute Good Reason; and

•	“Good Reason” means the occurrence of any of the following without your written consent: (i) a material reduction in your base salary; (ii) a material reduction in your target bonus opportunity; (iii) relocation of your principal place of employment by more than 50 miles; (iv) any material breach by the Company of any material provision of the offer letter, including but not limited to a failure of the Company to issue the Sign-on Award; or (v) a material, adverse change in your title, duties or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law), including any change as a result of which you are no longer reporting directly to the Chief Executive Officer of the Company. You cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. You must terminate your employment for Good Reason within ten (10) days following the end of the cure period, or you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.